Exhibit 99.1

Neustar Reports Results for Second Quarter 2013

STERLING, VA, July 30, 2013 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, technology, financial services, retail, and media and advertising sectors, today announced results for the quarter ended June 30, 2013 and updated its guidance for 2013.
Results for Second Quarter 2013 Compared to Second Quarter 2012

•	Revenue increased 7% to $220.4 million

•	Non-NPAC revenue increased 7% to $111.0 million

•	Net income increased 12% to $43.4 million

•	Net income per share increased 14% to $0.65
Non-GAAP Results for Second Quarter 2013 Compared to Second Quarter 2012

•	Adjusted net income increased 11% to $56.9 million, representing a 26% margin

•	Adjusted net income per share increased 13% to $0.85
“We continue to execute on our strategy to become a leading provider of real-time information and analytics,” said Lisa Hook, Neustar's president and chief executive officer.  “As we enhance our capabilities and infrastructure and build strategic partnerships, we are increasingly well positioned to deliver high-value workflow solutions to our clients and strong results for our shareholders.”
Paul Lalljie, Neustar's chief financial officer, added, “Our second quarter results were strengthened by the acceleration of a portion of the transaction-based revenue originally anticipated in the second half of the year.  In total, we are on track to achieve our full-year revenue guidance.  In addition, our continued focus on making discreet investments while maintaining tight control of operating expense allows us to raise our adjusted net income and net income per share guidance for the year.”

Discussion of Second Quarter Results
Consolidated revenue totaled $220.4 million, a 7% increase from $206.5 million in the second quarter of 2012. In particular:

•
Carrier Services revenue totaled $134.7 million, a 7% increase from $126.3 million in 2012. This increase was primarily due to a $7.4 million increase in NPAC Services revenue and a $2.9 million increase in Order Management Services revenue;

•	Enterprise Services revenue totaled $43.8 million, a 4% increase from $42.1 million in 2012. This increase was primarily due to higher revenue in Internet Infrastructure Services; and

•	Information Services revenue totaled $41.8 million, a 10% increase from $38.0 million in 2012. This increase was primarily due to higher revenue in Verification & Analytics Services.

Operating expense totaled $145.6 million, a 5% increase from $138.1 million in the second quarter of 2012. This increase was primarily due to additional personnel and personnel-related expense to support the expansion of the company's operations, including increased stock-based compensation expense of $2.0 million driven by performance-based equity that was granted to a broader employee base.
Cash, cash equivalents and investments totaled $381.6 million as of June 30, 2013, compared to $378.2 million as of March 31, 2013 and compared to $343.9 million as of December 31, 2012. During the second quarter, the company purchased approximately 1.5 million shares of its common stock at an average price of $47.09 per share, for approximately $69.3 million.
Business Outlook for 2013
The company reaffirmed its full-year guidance for revenue, previously provided on February 5, 2013 and affirmed on May 2, 2013 and increased its guidance for adjusted net income and adjusted earnings per share:

•	Revenue range remains unchanged at $895 million to $915 million;

•	Adjusted net income to range from $225 million to $235 million. Prior adjusted net income guidance was between $220 million and $230 million; and

•	Adjusted earnings per share to range from $3.38 to $3.53. Prior adjusted earnings per share was between $3.28 and $3.43.

Conference Call
As announced on July 16, 2013, Neustar will conduct an investor conference call to discuss the company's results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company's website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing 888-461-2031 (international callers dial 719-325-2248) and entering PIN 5171805. For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Tuesday, August 6, 2013 by dialing 877-870-5176 (international callers dial 858-384-5517) and entering replay PIN 5171805, or by going to the Investor Relations tab of the company's website (www.neustar.biz).
Neustar will take questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information are available on the company's website under the Investor Relations tab. This includes reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures that may be used periodically by management when discussing the company's financial results with investors and analysts.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) is a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, technology, financial services, retail, and media and advertising sectors. Neustar applies its advanced, secure technologies in location, identification, and evaluation to help its customers promote and protect their businesses. More information is available at www.neustar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's expectations, beliefs and business results in the future, such as its guidance regarding future results of operations.  The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions.  Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements.  The company cannot assure you that its expectations will be achieved or that any deviations will not be material.  Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.  These potential risks and uncertainties include, among others, general economic conditions in the regions and industries in which the company operates; the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the company's operations, modifications to or terminations of its material contracts, the financial covenants in the company's secured credit facility and their impact on the company's financial and business operations; the company's indebtedness and the impact that it may have on the company's financial and operating activities and the company's ability to incur additional debt; the variable interest rates borne by the company's indebtedness and the effects of changes in those rates; its ability to successfully identify and complete acquisitions and integrate and support the operations of businesses the company acquires; increasing competition; market acceptance of its existing services; its ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; and business, regulatory and statutory changes in the communications industry.  More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's most recent Annual Report on Form 10-K and subsequent periodic and current reports.  All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2013	2012	2013
	(unaudited)
Revenue:
Carrier Services	$126,347	$134,733	$250,720	$266,904
Enterprise Services	42,089	43,791	81,574	88,570
Information Services	38,026	41,826	73,750	81,292
Total revenue	206,462	220,350	406,044	436,766
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	46,127	50,219	91,025	99,516
Sales and marketing	41,073	41,955	79,426	84,215
Research and development	8,096	7,616	15,820	15,100
General and administrative	20,091	21,124	41,084	43,006
Depreciation and amortization	22,713	24,690	45,419	49,355
Restructuring charges	2	—	524	2
	138,102	145,604	273,298	291,194
Income from operations	68,360	74,746	132,746	145,572
Other (expense) income:
Interest and other expense	(8,404)	(5,793)	(16,597)	(23,355)
Interest and other income	110	87	339	228
Income before income taxes	60,066	69,040	116,488	122,445
Provision for income taxes	21,474	25,642	43,934	45,283
Net income	$38,592	$43,398	$72,554	$77,162
Net income per share:
Basic	$0.58	$0.66	$1.08	$1.17
Diluted	$0.57	$0.65	$1.06	$1.15
Weighted average common shares outstanding:
Basic	66,917	65,531	67,060	65,855
Diluted	67,887	66,990	68,132	67,301

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2012	June 30, 2013
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$340,255	$380,153
Restricted cash	2,543	2,300
Short-term investments	3,666	1,462
Accounts receivable, net	131,805	141,579
Unbilled receivables	6,372	8,276
Notes receivable	2,740	2,291
Prepaid expenses and other current assets	17,707	21,395
Deferred costs	7,379	6,783
Income taxes receivable	6,596	—
Deferred tax assets	6,693	8,431
Total current assets	525,756	572,670
Property and equipment, net	118,513	112,113
Goodwill	572,178	576,038
Intangible assets, net	288,487	269,877
Notes receivable, long-term	1,008	—
Deferred costs, long-term	702	633
Other assets, long-term	20,080	26,428
Total assets	$1,526,724	$1,557,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,269	$3,014
Accrued expenses	85,424	72,968
Income taxes payable	—	3,775
Deferred revenue	49,070	48,004
Notes payable	8,125	7,972
Capital lease obligations	1,686	602
Other liabilities	3,856	7,509
Total current liabilities	157,430	143,844
Deferred revenue, long-term	9,922	10,184
Notes payable, long-term	576,688	612,278
Capital lease obligations, long-term	817	409
Deferred tax liabilities, long-term	114,130	110,848
Other liabilities, long-term	21,129	22,247
Total liabilities	880,116	899,810
Stockholders’ equity:
Common stock	86	87
Additional paid-in capital	532,743	567,667
Treasury stock	(604,042)	(704,402)
Accumulated other comprehensive loss	(767)	(1,153)
Retained earnings	718,588	795,750
Total stockholders’ equity	646,608	657,949
Total liabilities and stockholders’ equity	$1,526,724	$1,557,759

Reconciliation of Non-GAAP Financial Measures
In this press release and in other public statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below are reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measure. These reconciliations should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Net Income to Adjusted Net Income

The following is a reconciliation of net income to adjusted net income for the three and six months ended June 30, 2012 and 2013 and the year ending December 31, 2013. Management believes that this measure enhances investors' understanding of the company's financial performance and the comparability of the company's operating results to prior periods, as well as against the performance of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ending December 31,
	2012	2013	2012	2013	2013 (1)
	(in thousands, except per share data) (unaudited)
Revenue	$206,462	$220,350	$406,044	$436,766	$905,000

Net income	$38,592	$43,398	$72,554	$77,162	$167,000
Add: Stock-based compensation	7,049	9,055	10,950	18,012	42,000
Add: Amortization of acquired intangible assets	12,571	12,377	25,143	24,749	49,000
Add: Loss on debt modification and extinguishment (2)	—	—	—	10,886	10,886
Less: Adjustment for provision for income taxes (3)	(7,014)	(7,960)	(13,613)	(19,839)	(38,886)
Adjusted net income	$51,198	$56,870	$95,034	$110,970	$230,000
Adjusted net income margin (4)	25%	26%	23%	25%	25%
Adjusted net income per diluted share	$0.75	$0.85	$1.39	$1.65	$3.46
Weighted average shares outstanding - diluted	67,887	66,990	68,132	67,301	66,500

(1)	The amounts expressed in this column are current estimates of the results for the full year as of the date of this press release. This reconciliation is based on the midpoint of the revenue guidance.

(2)	Amount represents loss on debt modification and extinguishment related to the refinancing of the company’s 2011 credit facility in the first quarter of 2013.

(3)
Adjustment reflects the estimated tax effect of adjustments for stock-based compensation expense, amortization of acquired intangible assets and loss on debt modification and extinguishment based on the effective tax rate for the applicable period.

(4)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

Reconciliation of Net Income to Adjusted EBITDA

The following is a reconciliation of net income to adjusted EBITDA for the three and six months ended June 30, 2012 and 2013. Management believes that this measure provides additional information to debt holders and other investors about its operating performance and its ability to satisfy certain debt obligations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2013	2012	2013
	(in thousands, unaudited)
Net income	$38,592	$43,398	$72,554	$77,162
Add: Provision for income taxes	21,474	25,642	43,934	45,283
Add: Interest expense	8,254	5,772	16,867	12,337
Add: Depreciation and amortization	22,713	24,690	45,419	49,355
Add: Non-cash other (income) and expense, net (1)	150	21	(270)	132
Add: Stock-based compensation	7,049	9,055	10,950	18,012
Add: Restructuring charges	2	—	524	2
Add: Other adjustments (2)	—	—	—	10,975
Less: Interest income	(110)	(87)	(339)	(228)
Adjusted EBITDA	$98,124	$108,491	$189,639	$213,030

(1)	Amounts represent (gain) loss on foreign currency transactions, realized gains on available-for-sale investments and (gain) loss on asset disposals.

(2)
Amount represents the loss on debt modification and extinguishment related to the refinancing of the company’s 2011 credit facility and certain non-capitalized charges incurred in connection with the company’s financing activities.

Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Contact Kim Hart (202) 533-2934 Kim.Hart@neustar.biz